Exhibit 99.2

20/F, China Resources Building

8 Jianguomenbei Avenue

Beijing 100005, PRC

T: (86-10) 8519-1300

F: (86-10) 8519-1350

junhebj@junhe.com

April 4, 2014

To:

Tuniu Corporation

Tuniu Building, No. 699-32

Xuanwudadao, Xuanwu District

Nanjing, Jiangsu Province 210042

People’s Republic of China

Re: PRC Legal Opinion on Certain PRC Law Matters

We are lawyers qualified in the People’s Republic of China (the “PRC”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province) and are qualified to issue an opinion on the laws and regulations of the PRC.

We are acting as the PRC counsel to Tuniu Corporation (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with (A) the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), publicly filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, and including the prospectus that forms a part of the Registration Statement, relating to the public offering (the “Offering”) of the Company’s American Depositary Shares (“ADSs”), each representing a certain number of ordinary shares, par value US$0.0001 per share, of the Company (the “Shares” and, together with ADSs, “Offering Securities”), and (B) the issuance and sale of the Company’s ADSs and listing of the Company’s ADSs on the NASDAQ Global Market or New York Stock Exchange (the “Transactions”).

In connection with the Transactions we have been requested by the Company to furnish an opinion (the “Opinion”) under the laws of the PRC in connection with the maters set forth herein.

Beijing Head Office Tel: (86-10) 8519-1300 Fax: (86-10) 8519-1350 Shanghai Office Tel: (86-10) 5298-5488	Shenzhen Office Tel: (86-755) 2587-0765 Fax: (86-755) 2587-0780 Guangzhou Office Tel: (86-20) 2805-9088	Dalian Office Tel: (86-411) 8250-7578 Fax: (86-411) 8250-7579 Haikou Office Tel: (86-898) 6851-2544	Hong Kong Office Tel: (852) 2167-0000 Fax: (852) 2167-0050 New York Office Tel: (1-212) 703-8720	Silicon Valley Office Tel: (1-888) 886-8168 Fax: (1-888) 808-2168
Fax: (86-21) 5298-5492	Fax: (86-20) 2805-9099	Fax: (86-898) 6851-3514	Fax: (1-212) 703-8702	www.junhe.com

I	DEFINITIONS

The following terms used herein shall have the meanings ascribed to them as follows:

“Approvals”	means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, disclosures, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws;

“Control Agreements”	means the agreements set forth in Annex 2 hereto;

“Nanjing Tuniu”	means Nanjing Tuniu Technology Co., Ltd.;

“PRC Laws”	means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, and subordinary legislations of the PRC which are in effect as of the date of this Opinion;

“PRC Authorities”	means any national or provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or power of similar nature in the PRC;

“PRC Subsidiaries”	means the companies set forth in Annex 1 hereto.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Registration Statement.

II.	PRC LAWS

This Opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Law. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

III	ASSUMPTIONS

In rendering this Opinion we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, Approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC Authorities and officers of the Company (the “Documents”).

In examination of the Documents and for the purpose of giving this Opinion, we have assumed without further inquiry:

(a)	the genuineness of all signatures, seals and chops, the authenticity of all Documents submitted and available to us as originals, and the conformity with the originals of all documents submitted to us as copies;

(b)	the truthfulness, accuracy and completeness of all factual statements in the Documents submitted and available to us up to the date of this Opinion. Where important facts were not independently established to us in order to render this Opinion, we have relied upon certificates issued by the PRC Authorities and representatives of the Company with proper authority, and also upon representations, oral or written, made in, or pursuant to, the Documents; and

(c)	where we could not get sufficient and appropriate verification documents or information from independent third parties in order to render this Opinion, we rely on the confirmation provided by PRC Authorities, the Company or the PRC Subsidiaries.

IV	OPINIONS

Based on the foregoing, we are of the opinion that:

(i) Corporate Structure. The description of the corporate structure of the PRC Subsidiaries and the Control Agreements set forth in “Corporate History and Structure” and “Related Party Transactions—Contractual Arrangements” sections of the Registration Statement are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. The corporate structure of the PRC Subsidiaries as described in the Registration Statement, both currently and immediately after the Offering, does not and will not result in any violation of PRC Laws currently in effect.

(ii) Control Agreements. Each of the Control Agreements has been duly authorized, executed and delivered by the parties thereto and constitutes valid, legal and binding obligations enforceable against each of the parties in accordance with the terms of each of the Control Agreements. No further Approvals are required under the PRC Laws in connection with the Control Agreements or the performance of the terms thereof. Based on the written confirmation of the Company, none of the PRC Subsidiaries or the PRC individuals is in breach or default in the performance or observance of any of the terms or provisions of the Control Agreements to which it, she or he is a party. The execution, delivery and performance of each of the Control Agreements by the parties thereto will not (a) result in any violation of the business license, articles of association, other constitutional documents (if any) or governmental approvals of any of the PRC Subsidiaries which is a party to the Control Agreements; and (b) result in any violation of or penalty under any PRC Laws or Approvals; or (c) based on the written confirmation of the Company conflict with or result in a breach or violation of the terms or provisions of, or constitute a default under, the business contracts to which any of the PRC Subsidiaries is a party, in all material respects. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC Laws and there can be no assurance that the PRC Authorities will ultimately take a view that is consistent with our opinion stated above.

(iii) M&A Rule. On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of current PRC Laws, we are of the opinion that the MOFCOM and CSRC approvals under the M&A Rules do not apply to the issuance and sale of the ADSs, the listing and trading of the ADSs on the NASDAQ Global Market or New York Stock Exchange or the consummation of the Transactions. As of the date hereof, the M&A Rules do not require the Company to obtain the approval of the MOFCOM or the approval of CSRC prior to the issuance and sale of the ADSs, the listing and trading of the ADSs on the NASDAQ Global Market or New York Stock Exchange. No Approvals from PRC Authorities are required for this Offering and the consummation of Transactions.

(iv) Approvals. Except as otherwise disclosed in the Registration Statement, each of the PRC Subsidiaries has all necessary Approvals with any PRC Authorities to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Registration Statement and such Approvals contain no material restrictions or conditions not described in the Registration Statement. Each of the PRC Subsidiaries is in compliance with the provisions of all such Approvals, and there is no notice of any modification, suspension, or revocation of any Approvals and we have no reason to believe that any PRC Authority is considering modifying, suspending or revoking any such PRC Approvals. The business as presently conducted and as proposed to be conducted by the Company and the PRC Subsidiaries and as provided in the Registration Statement is in compliance with all applicable PRC Laws in all material respects.

V.	QUALIFICATIONS

This Opinion is subject to the following qualifications:

(a)	this Opinion relates only to the PRC Laws and we express no opinion as to any laws other than the PRC Laws. The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(b)	This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this Opinion by you in, and the filing hereof as an exhibit to the above-mentioned Registration Statement and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Jun He Law Offices
Jun He Law Offices

Annex 1

List of the PRC Subsidiaries

PRC Subsidiary	Registered Capital		Shareholder(s)
Beijing Tuniu Technology Co., Ltd.	USD	14,500,000.00	Tuniu (HK) Limited–100%
Tuniu (Nanjing) Information Technology Co., Ltd.	RMB	194,680,500.00	Tuniu (HK) Limited–100%
Nanjing Tuniu Technology Co., Ltd.	RMB	2,700,000.00	Yu Dunde-28.66% Yan Haifeng-19.11% Wang Tong-7.71% Wang Jiping-4.82% Wen Xin-0.96% Tan Yongquan-0.96% Wang Haifeng-37.78%
Shanghai Tuniu International Travel Agency Co., Ltd.	RMB	1,500,000.00	Nanjing Tuniu -100%
Beijing Tuniu International Travel Service Co., Ltd.	RMB	2,000,000.00	Nanjing Tuniu
Nanjing Tuniu International Travel Service Co., Ltd.	RMB	500,000.00	Nanjing Tuniu
Nanjing Tuzhilv Tickets Sales Co., Ltd.	RMB	2,500,000.00	Nanjing Tuniu

Annex 2

List of the Control Agreements

Purchase Option Agreement entered into by and among Beijing Tuniu and the shareholders of Nanjing Tuniu on September 17, 2008, as restated and amended on January 24, 2014, and further restated and amended on March 19, 2014.

Equity Interest Pledge Agreement entered into by and among Beijing Tuniu and the shareholders of Nanjing Tuniu on September 17, 2008.

Supplemental Agreement to Equity Interest Pledge Agreement entered into by and among Beijing Tuniu and the shareholders of Nanjing Tuniu on March 19, 2014.

Shareholders’ Voting Rights Agreement by and among Beijing Tuniu and the shareholders of Nanjing Tuniu on September 17, 2008.

Powers of Attorney executed by each shareholder of Nanjing Tuniu on January 24, 2014.

Cooperation Agreement entered into by and between Beijing Tuniu and Nanjing Tuniu on September 17, 2008, as restated and amended on January 24, 2014.